Exhibit 10.17

This exhibit is an English translation of a foreign language document.

The Company hereby agrees to supplementally furnish to the SEC, upon request, a copy of the foreign language document.

Letter of Appointment

November 13, 2024

Subject: Appointment as Joint Bookrunner and Syndicate Capital Markets Intermediary for Project Yun II (Tap)

We thank Shiyan City Operations Group Co., Ltd. (hereinafter referred to as the “Company”) for appointing Glam Capital Limited (hereinafter referred to as “we,” “our firm,” or “Glam Capital”) as Joint Bookrunner, Joint Lead Manager, and Syndicate Capital Markets Intermediary for the bond issuance project (hereinafter referred to as the “Project”):

Financial Institution Name	Glam Capital Limite

Underwriting Syndicate Role	Joint Bookrunner, Joint Lead Manager

Role under SFC (Code of Conduct)	Syndicate Capital Markets Intermediary

Security & Issuance Description	Shiyan City Operations Group Co., Ltd.’s 3-year senior unsecured USD bonds (the “Bonds”), to be issued under Regulation S of the U.S. Securities Act of 1933 (as amended) (the “Issuance”), with an irrevocable standby letter of credit provided by Bank of Shanghai.

The above appointment is based on the currently effective Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “Code of Conduct”), Paragraph 21, and/or the Hong Kong Stock Exchange Listing Rules (the “Listing Rules”).

In this letter, “Glam Capital” includes our firm and/or any subsidiaries and affiliated entities deemed suitable by us to provide relevant services for the Project. Terms not otherwise defined herein shall carry the meanings ascribed to them in the Code of Conduct.

1. Responsibilities & Scope of Services

As Joint Bookrunner and Syndicate Capital Markets Intermediary for the bond transaction, Glam Capital shall, at the Company’s request, assist the Company in handling or providing related services, including but not limited to:

(a) Acting as Joint Bookrunner and Syndicate Capital Markets Intermediary for the bond transaction;

(b) Assisting in marketing, roadshows, bookbuilding, and order allocation for the bond transaction;

(c) Promoting or allocating bonds to investors during bookbuilding and placement, compiling investor subscription indications (including expressions of interest), and providing relevant advice, guidance, and assistance to the Company;

(d) Providing other services required by the SFC’s Code of Conduct for Syndicate Capital Markets Intermediaries in bond transactions.

2. Fees

The total underwriting commission for this issuance shall consist of a fixed fee and a discretionary fee. The fixed fee payable to Glam Capital is 0, while the allocation of the discretionary fee shall be determined based on Glam Capital’s participation and contribution to the transaction.

The discretionary fee shall be calculated as follows:

Discretionary Fee = Final Allocated Investment Size (RMB [—]) × (Funding Cost [—]% – Coupon Rate [—]%) × Tenor (3 years)

The specific amount of the discretionary fee shall be determined at the sole discretion of the issuer and shall be as stated in the fee letter. The final fee shall be confirmed in the fee letter executed by both parties.

The above fees shall be paid by the Company or its appointed global coordinator within 30 Hong Kong business days after the execution of the fee letter. Glam Capital shall provide the Company with valid invoices or payment vouchers in advance; otherwise, the Company reserves the right to delay payment without liability for breach.

3. Governing Law

No third party shall have the right under the Contracts (Rights of Third Parties) Ordinance to enforce any terms of this letter or benefit from any provisions herein. Notwithstanding the foregoing, this letter may be amended or terminated at any time without the consent of any non-party.

This letter shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). The parties irrevocably submit to the non-exclusive jurisdiction of Hong Kong courts to resolve any disputes, controversies, differences, or claims arising from this letter, including its existence, validity, interpretation, performance, breach, or termination, as well as any non-contractual disputes related hereto.

4. Successors

The terms of this letter shall be binding upon and inure to the benefit of each party’s successors. However, no party may assign its rights or obligations under this letter without the other party’s prior written consent.

5. Execution

We look forward to collaborating with the Company on this issuance. Please confirm your acceptance of this appointment by replying to this email with “Confirmed and Agreed” in the body of the email. The appointment shall take effect on the date (“Effective Date”) when authorized representatives of both parties confirm and agree to this letter via email. We acknowledge that the Company reserves the right to adjust our final role in the underwriting syndicate based on our contribution to the Project.

If the Company agrees to and accepts the above appointment and terms, please reply by email with “Confirmed and Agreed.” We are delighted to provide services for this Project and appreciate your confirmation.

Glam Capital Limited

Name:

Title:

We, the undersigned, hereby appoint Glam Capital Limited and agree to abide by all terms and conditions set forth in this letter and its appendices.

Name:

Title: